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           Prudential-Bache/Equitec Real Estate Partnership

                                            December 9, 1999
Dear Investor:

  Prudential-Bache/Equitec Real Estate Partnership (the 'Partnership') made a final liquidating distribution of $23.77 per unit on December 2, 1999 which was either credited to your securities account or mailed under separate cover directly to you.

  This distribution to limited partners represents the last step in the liquidation process. Your General Partner terminated the Partnership on December 8, 1999. In early 2000, your General Partner will prepare and file the final tax returns and distribute the final tax information on Schedule K-1 for the limited partners.

  If you have any questions, we can be reached at (212) 214-3500 or (800) 535-2077.

Very truly yours,

/s/ Brian  J. Martin
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Brian J. Martin
President
Prudential-Bache Properties, Inc.
General Partner

One Seaport Plaza, New York, NY 10292-0128 Tel: (212) 214-3500